EXHIBIT 14.2

                         PREMIER FINANCIAL BANCORP, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

I. OVERVIEW

Premier Financial Bancorp, Inc.'s Code of Business Conduct and Ethics sets forth the guiding principles by which we operate our company and conduct our daily business with our shareholders, customers, vendors, and with each other. These principles apply to all of the directors, officers and employees of Premier Financial Bancorp, Inc. and all of its wholly-owned subsidiaries (referred to in this Code as the "Company" or "Premier"). The Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer also are covered by a separate code of ethics for senior financial officers.

To further the Company's fundamental principles of honesty, loyalty, fairness and forthrightness, we have established this Code. Our Code strives to deter wrongdoing and promote the following five objectives:

1. Honest and ethical conduct, including handling of actual or apparent conflicts of interests;

2. Full, fair, accurate, timely and transparent disclosure;

3. Compliance with applicable government and self-regulatory organization laws, rules and regulations;

4. Prompt internal reporting of Code violations; and

5. Accountability for compliance of the Code.

Below we discuss situations that require application of our fundamental principles and promotion of our objectives. If there is a conflict between this Code and a specific procedure you should consult senior management for guidance.

                   ACCOUNTABILITY FOR COMPLIANCE WITH THE CODE

Each of the Company's directors, officers, and employees is expected to:

Understand. Premier expects you to comply with this Code and all applicable laws, rules and regulations.

Comply. Premier expects you to report any violation of this Code of which you become aware.

Report. Premier expects you to report any violation of this Code of which you become aware.

Accountable. Premier holds you accountable for complying with the Code.

II. PRINCIPLES

Accounting Policies

Premier and each of our subsidiaries will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of the assets of our Company.

All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject the perpetrator to federal penalties, as well as punishment of up to and including termination of employment.

No director, officer, or employee of the Company may directly or indirectly;

>>       Make or cause to be made a materially false or misleading statement, or

>> Omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading

In connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work with involves or relates to the filing of a document with the Securities and Exchange Commission ("SEC")

Antitrust and Fair Competition Laws

The purpose of antitrust laws in the United States and most other countries is to provide a level playing field to economic competitors and to promote fair competition. No director, officer or employee, under any circumstances or in any context, may enter into any understanding or agreement, whether express or implied, formal or informal, written or oral, with an actual or potential competitor, which would illegally limit or restrict in any way either party's actions, including the offers of either party to any third party. This prohibition includes any action relating to prices, costs, profits, products, services, terms or conditions of sale, market share or customer or supplier classification or selection.

It is our policy to comply with all U.S. antitrust laws. This policy is not to be compromised or qualified by anyone acting for or on behalf of our Company. You must understand and comply with the antitrust laws as they may bear upon your activities and decisions. Anti-competitive behavior in violation of antitrust laws can result in criminal penalties, both for the individual involved and for the Company. Accordingly, any question regarding compliance with antitrust laws or your responsibilities under this policy should be directed to the President. Any director, officer, or employee found to have knowingly participated in violating the antitrust laws will be subject to disciplinary action, up to and including termination of employment.

Below are some scenarios that are prohibited and scenarios that could be prohibited for antitrust reasons. These scenarios are not an exhaustive list of all prohibited and possibly prohibited antitrust conduct. When in doubt about any situation, whether it is discussed below or not, you should consult with the President.

The following scenarios are prohibited for antitrust and anti-competition reasons:

>> Proposals or execution of any agreements or understanding - express or implied, formal or informal, written or oral - with any competitor regarding any aspect of competition between Premier and the competitor.

The following business arrangements could raise anti-competition or antitrust law issues. Before entering into them, you must consult with the President:

>>      Exclusive arrangements for the purchase or sale of products or services.

>>      Bundling of goods and services.

>> Technology licensing agreements that restrict the freedom of the licensee of licensor.

>> Agreements to add a Premier employee to another entity's Board of Directors.


Bribery

You are strictly forbidden from offering, promising, or giving money, gifts, loans, rewards, favors or anything of value to any customer, governmental official, employee, agent or other intermediary (either inside or outside of the United States) which is prohibited by law. Those paying a bribe may be subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments will be tolerated. If you receive any offer of money or gifts that is intended to influence a business decision, then it should be reported to your supervisor and the President immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

Business and Personal Investments

In general, an officer or staff member may not have an interest in or relationship with an outside organization or individual having business dealing with Premier or its subsidiary banks if this interest or relationship might impair the ability of the officer or staff member to serve the best interest of Premier.

Business Ventures

An officer or employee or any member of his/her immediate family may not hold investments, direct or beneficial, in any of the following without disclosure to and the permission of the Board of Directors:

>> The business of a supplier or customer of Premier or a subsidiary bank or in an enterprise to which financing accommodations are, or may be, extended by Premier or a subsidiary bank

A business which is competitive with Premier or any of its subsidiaries

Investment, as defined in this paragraph, is not intended to include the ownership of securities in a publicly owned company.

As used above, direct and beneficial ownership of property, including securities, is defined as follows:

>> Direct ownership held or registered in the name of an officer or employee or in the name of his broker or nominee.

>> Beneficial ownership for the benefit of an officer in a partnership, trust, profit-sharing plan or other entity.

>> Ownership in the name of the spouse and/or minor children of an officer or staff member or in the name of other relatives who share an officer or employee's home.

Community and Charitable Activities, Etc.

Premier encourages community participation as beneficial for the individual, the community and the public image of Premier. Care, however, should be taken that the commitments of time are not such as to interfere with Premier duties.

Complying With Laws, Regulations, Policies, and Procedures

All directors, officers, and employees of Premier are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their position with Premier. Employees are responsible for talking to their manager or compliance officer to determine which laws, regulations and Premier policies apply to their position and what training is necessary to understand and comply with them.

Computer and Information Systems

For business purposes, officers, and employees are provided telephones computer workstations and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. You must obtain permission from the Information Technology Department to install any software on any Company computer or connect any personal laptop to the Company network. As with other equipment and assets of the Company, we are each responsible for the appropriate use of these assets. Except for a limited personal use of the Company's telephones and computer/e-mail, such equipment may be used only for business purposes. Officers and employees should not expect a right to privacy of their e-mail. All e-mails on Company equipment are subject to monitoring by the Company.

Confidentiality

As a company in a highly competitive business, Premier follows a strict confidentiality policy. No director, officer, or employee may disclose (either during or after his/her employment with the Company) to any other person any confidential information relating to the business of the Company.

This policy applies to all confidential information, including, product specifications, production procedures, financial data, account information, personnel data, and payroll data.

>> The confidential business of Premier should be discussed only within the Company and among those persons with whom it is appropriate and necessary to do so.

>> The Company's confidential activities should not be discussed with the media, suppliers, customers, vendors, competing or non-competing financial institutions, sales, or purchasing agents or anyone outside of the Company.

>> When the business discussions are held with suppliers and customers, they should be restricted to only those matters pertinent to the particular supplier or customers.

It is crucial to remember that the Company has invested a substantial amount of time, effort, and resources to develop the foundation and success of its operations. It is our best common interest that all members of our organization understand and practice the policy outlined above. All employees are required to sign a Secrecy Agreement.

Disclosure of all unauthorized confidential and proprietary information is subject to disciplinary action, including termination.

Confidential Information

By the very nature of our work, we have access to a great deal of confidential information concerning the financial affairs and plans of our customers and those of our subsidiaries, prospective customers, and suppliers. Premier strictly prohibits the use of this confidential information obtained through employment for your own benefit or for the benefit of your family, friends, or acquaintances.

Directors, officers, and employees should never discuss the affairs of Premier in public. Even though the subject matter may be innocent, persons overhearing the conversation might form an impression of indiscretion that could reflect unfavorably on Premier.

If directors, officers, or employees receive requests for information from any governmental authority, judicial party, or attorney this request should be forwarded to the CEO for proper handling.

Conflicts of Interest

It is the policy of Premier Financial Bancorp, Inc to prohibit employees from engaging in an activity, practice, or conduct which conflicts with, or appears to conflict with, the interests of Premier Financial Bancorp, Inc, it's affiliates, its customers, or its suppliers. It is impossible to describe all of the situations that may cause or give the appearance of a conflict of interest. You must avoid any position or interest that conflicts, or might reasonably appear to conflict, with your job responsibilities or the interests of the company.

Employees are expected to represent Premier Financial Bancorp, Inc in a positive and ethical manner. Thus, employees have an obligation to avoid conflicts of interest and to direct questions and concerns about potential conflicts to their supervisor/manager.

Employees may not engage, directly or indirectly, on or off the job, in any conduct that is disloyal, disruptive, competitive, or damaging to Premier Financial Bancorp, Inc., or any of its affiliates or customers.


Employees have an obligation to conduct business within guidelines that prohibit actual or potential conflicts of interest. The purpose of these guidelines is to provide general direction so employees can seek further clarification on issues related to the subject of acceptable standards of operation.

An actual or potential conflict of interest occurs when an employee is in a position to influence a decision that may result in a personal gain for that employee or for a relative as a result of the Company business dealings. For the purposes of this policy, a relative is any person who is related by blood or marriage, or whose relationship with the employee is similar to that of persons who are related by blood or marriage.

Employees may not, directly or indirectly, give, offer, and/or promise anything of value to any representative of a customer, potential client, and/or a financial institution that is in connection with any transaction or business that Premier Financial Bancorp, Inc, or any of its affiliated companies may have with the customer, potential customer or financial institution.

Personal gain may result not only in cases where an employee or relative has a significant ownership in a firm with which the Company does business, but also when an employee or relative receives any kickback, bribe, substantial gift, or special consideration as a result of any transaction or business dealings involving the Company.

Employees and their immediate families may not accept gifts (except those of nominal value) or any special discounts or loans from any person or firms doing, or seeking to do business with Premier Financial Bancorp, Inc. Generally, no gifts over $50.00 in value may be accepted from customer, potential customers, or suppliers. For purposes of this policy the definition of gift includes the acceptance of lavish entertainment and free travel and lodging.

No presumption of guilt is created by the mere existence of a relationship outside the Company. However, if an employee has any influence on transactions involving business purchases, contracts, or leases, it is imperative that he/she disclose to an officer of the Company as soon as possible the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties.

Any conflicts or potential conflict of interest must be disclosed to Premier Financial Bancorp, Inc. Failure to follow any of the aforementioned requirements will result in discipline, up to and including termination of employment.

Corporate Opportunity

Directors, officers, and employees are prohibited from (a) taking for themselves personally opportunities that properly belong to Premier or are discovered through the use of corporate property, information or position; (b) using corporate property, information, or position for personal gain; and (c) competing with the Company, directors, officers and employees owe a duty to Premier to advance Premier's legitimate interests when the opportunity to do so arises.

Employee Loans

As representatives of Premier, directors, officers, and employees should use discretion in handling personal finances. Staff members should be careful not to overextend their credit capacity.

Should an officer or employee find it necessary to borrow funds for personal needs from a subsidiary bank, the bank will approve credit on the same basis as other bank customers and at a market rate.

Directors and Executive Officers' loans are regulated by Federal regulations.

Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner's consent or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer, and employee is expected to deal fairly with Premier's customers, suppliers, competitors, officers, and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

Fidelity Coverage

Every officer and employee must be covered by the Company" fidelity bond. The Company will not continue to employ anyone who ceases to be eligible for coverage.

Coverage under the terms of the Company's fidelity bond ceases for anyone who has been found to commit a dishonest or fraudulent act. Obviously, this includes but is not limited to the misappropriation of money or other property. It also includes the mis-posting of accounts to favor oneself or another, and the marking of false entries, records and reports.

Financial Reporting

During the course of the year when any officer borrows a significant amount of money from any lending institution, it is to be reported within 30 days of the borrowing. Insiders and Executive Officers must follow all Regulation O guidelines for reporting debt at other financial institutions.

Financial Speculation

Speculation, as opposed to investment, by officers and employees may create problems for Premier. Ever present is the danger that someone will believe, rightfully or wrongly, that the officer or employee has been influenced to enter the speculation because of knowledge gained through his or her position with Premier.

Any speculation activity that would weaken public confidence in Premier or adversely affect Premier's reputation should not be entered into.

Honesty and Improper Actions

Personal honesty is an absolute essential for all directors, officers, and employees of Premier. Without it, the Company cannot succeed. Accordingly, complete integrity is required in each and every transaction a director, officer, or employee has with Premier and its subsidiaries. Section 1005 of the U.S. Criminal Code defines as a Premier and its subsidiaries. Section 1005 of the U.S. Criminal Code defines as a crime, subject to fine and/or imprisonment, any action carried out with the intent of injuring or defrauding Premier, any person, or any legal authority. Equally guilty, as an accessory after the fact, is any person who knowingly aids a guilty party in order to prevent or hinder his or her apprehension, trial or punishment. Examples are as follows:

>>       Dishonest or fraudulent acts

>>       Misappropriation of money or other properties

>>       Deliberate misrouting of checks or delay of payments

>>       Misposting of an account to favor one's self or some other party

>>       False or misleading entries, records or reports

It goes without saying that the Company expects all of its staff members to be aware of, and to be guided strictly by, these regulations.

Indebtedness

Personal financial responsibility is an absolute requirement for everyone associated with the Company. Premier strictly prohibits the following forms of indebtedness:

>>       Overdrafts

>>       Cash items (excluding travel advances or other bank related purposes)

>>       Check kiting

>> Any loan to a director, officer, or employee that violates any law or regulation governing such loans.

Efficient handling of his or her personal finances is one of the responsibilities expected of our directors, officers, and employees. The board does not condone even the "occasional" overdraft. In addition, a director, officer or employee is held personally responsible, in this connection, for an overdraft caused by one with whom the account is maintained jointly.

Insider Trading or Stock Tipping

Directors, officers, and employees who are aware of material, nonpublic information (an "insider") from or about the Company, are not permitted, directly or through family members or other persons or entities, to:
>> Buy or sell securities (or derivatives relating to such securities) of Premier (other than pursuant to a pre-approved trading plan that complies with the SEC Rule 10b5-1), or

>> Pass on, tip or disclose material, nonpublic information to others outside the Company including family and friends.

Such buying, selling, or trading of securities may be punished by discipline of up to and including termination of employment; civil actions, including penalties of up to three times the amount of profit gained or loss avoided by the inside trade or stock tip; or criminal actions, including jail time.

Examples of information that may be considered material, non-public information in some circumstances are:

>> Undisclosed annual, quarterly, or monthly financial results, a change in earnings or earning projections, or unexpected or unusual gains or losses in major operations.

>> Undisclosed negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers.

>> An undisclosed increase or decrease in dividends on the Company's common stock.

>>     Undisclosed major regulatory changes.

>>     Undisclosed major management changes.

>> A substantial contract award or termination that has not been publicly disclosed.

>>     A major lawsuit or claim that has not been publicly disclosed.

>> The gain or loss of a significant customer or supplier that has not been publicly disclosed.

>> An undisclosed filing of a bankruptcy petition by the Company or a significant subsidiary.

>>     Information that is considered confidential.

>>     Any other undisclosed information that could affect our stock price.

Another Company's Securities. The same policy also applies to securities issued by another company if you have acquired material, nonpublic information relating to such company in the course of your employment or affiliation with Premier.

Trades Following Disclosure. When material information has been publicly disclosed, each insider must continue to refrain from buying or selling the securities in question until the third business day after the information has been publicly released to all the markets time to absorb the information.

Lending Relationships and Prohibited Lending Practices

Borrowing

To avoid possible conflicts of interest, loan applications submitted to Senior Managers and employees by relatives or close personal friends are to be submitted to other independent lending Senior Managers or employees of equal or higher position for processing and approval. The policy also applies to the processing and approval of overdrafts, waiver of service charges, and other free services.

Lending Relationships

It is the position of the Company that lending services be available to serve the legitimate and deserving credit needs of all customers on an equal basis. Loan terms and conditions shall be based on the borrower's credit worthiness and accompanying relationships. These same measures will be used when loans are made to employees. Any transaction between a Senior Manager and employee of the Company and a customer of the Company must be conducted on an "arms length basis", meaning the Senior Manager or employee may not received any discount or other benefit not normally granted to others.

Loan Application Procedures are as follows:

o Loans to Senior Officers (Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Comptrollers and Cashier may be approved by the President/C.E.O., or Board of Directors.
o Loans to Junior Officers (Assistant Vice Presidents) may be approved by the President/C.E.O.


o Loans to regular, full-time employees may be approved by the President/C.E.O. A loan officer may not vote to approve or disapprove a loan request of an employee working in their department.
o Loans to regular, part-time employees may be approved by the President/C.E.O. A loan officer may not vote to approve or disapprove a loan request of an employee working in their department.

Senior Managers and employees may not borrow money from customers or suppliers of the Company, except from recognized lending institutions. The term "borrow" does not include a purchase from a customer or supplier resulting in an extension of credit in the normal course of business.

Lending officers are not permitted to process loan applications or to extend credit to members of their family or close personal friends. Any such loan application must be referred to another lending officer.

Obeying Laws and Regulations

The Company and its employees may be subject to penalties if they violate any laws. It is, therefore, important that employees be familiar with the laws and regulations governing the line of business in which they work and that they are careful to ensure that those laws and regulations are fully complied with. Compliance with laws and regulations is everyone's responsibility, and employees who knowingly commit illegal acts will be subjected to disciplinary action up to and including termination.

It is the responsibility of all employees to report all instances of known or suspected illegal activity on the part of any officer, employee, agent, or customer of the Company. Failure to report suspected illegal activities properly as outlined in this policy may subject that officer or employee to disciplinary action up to and including termination. The Company is required by law to report violations of criminal laws to state and/or federal enforcement agencies.

Company policy prohibits any form of retaliatory action toward a Senior Manager or employee who notifies the Company of a suspected illegal act or participates in the investigation of a complaint.

Dishonest and fraudulent acts by Company Senior Mangers and employees are crimes under federal and state law, and may be punishable by fines and/or imprisonment. Examples of activities prohibited by law include:

o    Accepting anything of value in connection with the business of the Company.
o    Stealing, embezzling, or misapplying corporate funds or assets.
o    Using threats, physical force or other unauthorized means to collect money.
o Issuing unauthorized obligations (such as certificates of deposit, notes, mortgages, or commitments) or making false entries.
o Unless specifically permitted by law, making a loan or giving a gift to a regulator who has the authority to examine the Company.
o    Using a computer to gain unauthorized access to the records of a customer.
o    Concealing or misapplying any of the Company's assets.
Loaning funds to, or depositing funds with third parties with the understanding, express or implied, that the party receiving such funds will make a loan or pay any consideration to the officer or employee.

Outside Activities

Outside activities should not interfere or conflict with the interest of Premier, Acceptance of outside employment, representation of customers (Premier and its subsidiaries) in their dealing with Premier and/or its subsidiaries, and participation in the affairs of any outside organizations carry possibilities of conflict of interest.

By accepting full time employment with Premier, the employee becomes a representative of Premier and agrees to devote his or her full professional time and interests first to Premier.

Premier employees are not expected to participate in an outside activity if it interferes or conflicts with the interest of Premier, or if it in any way has an adverse effect in the performance of the individual in his or her assigned responsibilities and duties. Accordingly, outside employment or business interests should not be undertaken or engaged in by a member of the staff without approval of the immediate supervisor.

Payments to Government Personnel

The U.S. Government has a number of laws and regulations regarding business gratuities, which may be accepted by U.S. Government personnel. The promise, offer or delivery to an official or employee of the U.S. Government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's Chief Financial Officer can provide guidance to you in this area.

Personal Conduct

Company employees should always be mindful of the Company's position and reputation in the community. Since the success of any Company operation depends on public trust, it is extremely important that employees conduct their personal affairs in such a way as to avoid discredit or embarrassment to himself or herself or to the Company. Company employees are expected to provide complete and truthful information in any aspect of their dealings with the Company.

While conducting Company business or representing the Company employees are expected to conduct themselves in a nondiscriminatory manner with Company customers, vendors, employees and the general public. The Company's policy prohibits discriminatory conduct due to race, age, color religion, national origin, sex, veteran status, disability, or any other basis protected by federal, state, or local law. Discriminatory behavior not only is illegal, but it also diminishes good customer, vendor, and employee relations, all of which are essential to the success of the Company.

Political Activities

Officers and employees of Premier should at all times be alert to and interested in the affairs of both their business and social communities. It is anticipated that every employee will be dedicated to the principles of an ever-improved society.

Premier expects the voluntary participation of its staff members in the activities of their chosen political parties, elections and all other matters of civic importance.

However, Premier itself shall not engage in politics or make a contribution or expenditure, which directly or indirectly is in connection wit any election to any political office, any primary election or any political office, any primary election or any political office.

Staff members should follow the following guidelines insofar as their personal participation is concerned:

>> In support of a candidate or party, an officer or employee's political activity is solely a matter of personal choice.

>> In any political activity or support of a candidate, party or issue, the officer or staff member must make it perfectly clear at all times that the actions or support are those of a private citizen and that he or she does not represent Premier in this connection.

>> In the event that an officer or staff member wishes to file for elective office or to accept an active position as a campaign leader or director for a political party or candidate at the city, county, state, or national level, the prior approval of the Board of Directors must be obtained. Such approval shall be granted unless the political position would interfere with the performance of the person's duties as an officer or staff member of Premier.

>> In the event that an officer or employee of Premier engages in outside employment with any government unit, or is being appointed to any governmental position, the prior approval of the Board of Directors must be obtained.

Political Contributions

You shall refrain from making any use of Company, personal or other funds or resources on behalf of the Company for political or other purposes which are improper or prohibited by the applicable federal, state, local, or foreign laws, rules or regulations. Company contributions or expenditures in connection with election campaigns will be permitted where allowed by federal, state, local, or foreign election laws, rules and regulations.

You are encouraged to participate actively in the political process. We believe that individual participation is a continuing responsibility of those who live in a free state.

Prohibited Substances

We have policies prohibiting the use of alcohol, illegal drugs or other prohibited items including legal drugs which affect the ability to perform one's work duties, while on Company premises. We also prohibit the possession or use of alcoholic beverages, firearms, weapons, or explosives on our property unless authorized by an Executive Officer of the Company. The Company also prohibits you from reporting to work while under the influence of alcohol or illegal drugs.

Protection and Proper Use of Premier Assets

All directors, officers, and employees should protect Premier's assets and ensure their efficient use. All Premier assets should be used for legitimate business purposes.

Public Company Reporting

As a public company, it is of critical importance that Premier's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company's public reports are complete, fair and understandable. Premier expects employees, officers, and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Premier's public disclosure requirements.

Record Retention

We have detailed document retention policies to systematically establish retention periods for records created or received in the normal course of business. A record is information, regardless of physical format, which has been created or received in the transaction of the Company's business. Physical format of a record includes hard transaction of the Company's business. Physical format of a record includes hard copy, electronic, magnetic tape, disk, audio, video, optical image, etc. Each corporate department and office is responsible for the maintenance, retrieval, transfer, and destruction of its records in accordance with the established filing procedures, records retention schedules and procedures.

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act. Destruction or alteration of documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and a prison sentence of up to 20 years. Document destruction or falsification in other contexts can result in a violation of the federal securities laws or the obstruction of justice laws.

Before any destruction of any documents or records, you must consult the document retention procedures. You are required to review, follow and abide by the terms of this policy and related procedures. If the policy or procedure is not clear, questions arise, or there is a pending or anticipated official proceeding, then the President must approve any document destruction.

Records and Financial Statements

All of the Company's book, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult senior management.

Security Investments

Officers and employees shall not accept offers, which come to them because of their position to buy a security at terms more favorable than those available to the general public.

Officers and staff members shall be prudent in investments and not engage in unwarranted speculation in securities and commodities.

Transactions with Customers, Suppliers, Etc.

In no instance shall an officer or staff member negotiate or approve a transaction with a customer, supplier, or competition with which he or she has any investment as defined in the paragraph under "Business Ventures".

See section entitled "Conflicts of Interest" for additional data and see "Financial Reporting" for requirements regarding reporting such information to Premier's management.

Unprofessional Conduct

It is the policy of Premier Financial Bancorp, Inc. that certain rules and regulations regarding employee behavior are necessary for efficient business operations and for the benefit and safety of all employees. Employees are expected to adhere to high standards of ethical business conduct in dealings with depositors, creditors, community members, other employees, and members of the public. Premier Financial Bancorp, Inc. expects all employees to conduct themselves in a professional manner when representing our Company. This applies whenever an employee is representing our Company while at work, or other Company related activities or functions. Conduct that interferes with operations, discredits the Company, or is offensive to customers or co-workers will not be tolerated.

Unprofessional conduct is defined as personal or business conduct that interferes with Company operations or brings discredit to our Company. The following examples of unprofessional conduct are not intended to be an all-inclusive list, but lists violations, which will be subject to discipline, up to and including termination.

o    Unauthorized attempt or entry into restricted areas.
o Falsification of records, time sheets, expense reports, employment applications, etc. o Unauthorized disclosure of information containing customer, employee, payroll, or other company business.

o Use of illegal drugs or abuse of other controlled substances or alcohol while on Premier Financial Bancorp, Inc.'s business.

o Selling, dispensing, or possessing alcohol or illegal drugs or narcotics on Company premises.

o Threatening, coercing, or intimidating others while on Company premises or business.

o Possession of dangerous or unauthorized materials in the workplace, such as explosives or firearms.

o    Insubordination and/or refusal to follow instructions.

o    Updating or modifying an unauthorized account.

o Leaving the job or work area without permission during regularly scheduled working hours.

o Failing to work in a safe manner, sleeping on the job and/or endangering the health of yourself or others.

o Wrongful taking, misappropriation, conversion, or damage to Company property or the property of co-workers, customers, or suppliers.

o Discrimination against or harassment of an employee based on race, sex, age, national origin, non-job related disability, etc.

o    Manipulation of a customer or an employee's account or Company record.

o Abuse, destruction, theft of Company, computers or other equipment, vehicles, or the property of another employee or client.

o    Unauthorized use of Company equipment and software.

o Intentional violation of a Premier Financial Bancorp, Inc. rules, internal control, regulation, or procedure.

o Collaborating with others internally or externally of Premier Financial Bancorp, Inc. causing fraudulent, dishonest activity.

o    Posting both financial and non-financial transactions to your own account

o    Disorderly conduct, including fighting or horseplay on Company property.

o Excessive tardiness or absenteeism or failure to report absence within a reasonable time.

o Creating unsafe or unsanitary conditions including consumption of food or beverages in prohibited areas.

o Conducting personal business during working hours and /or making excessive or unnecessary personal telephone calls.

o    Smoking in unauthorized areas.

o Unethical behavior in worker-client relationship or disregard for customer relations.

o    Engaging in illegal, immoral, or indecent conduct on Company premises

o    Misuse of Company work time.

o Violation of safety rules and/or failure to properly use safety equipment or gear.

o    Disclosing confidential company information.

o    Using profanity or abusive language.

o    Gambling on company property.

o Wearing inappropriate attire or having an inappropriate personal appearance.

o    Disclosing your system password to anyone (employee or non-employee)

o    Dishonesty in an internal investigation.

o Use of the internet to view and download inappropriate information i.e. pornography

III.  REPORTING

Employees who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to contact either their immediate supervisor or other superiors or the appropriate member of senior management. If the individuals to whom such information is conveyed are not responsive, or if there is reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may contact the President of the Company. Such communications will be kept confidential to the extent feasible. If the employee is still not satisfied with the response, the employee may contact the Audit Committee of the Board of Directors of the Company. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law. Directors and officers should report any potential violations of the Code to the President, the Chairman of the Audit Committee of the Board of Directors or the Chairman of the Board of Directors.

Any employee of Premier Financial Bancorp, Inc. or its subsidiaries may submit a good faith complaint regarding accounting or auditing matters, or any other inappropriate financial practices to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls, and audit practices. The Company's Audit Committee will oversee treatment of employee concerns in this area.

In order to facilitate the reporting of employees complaints, the Company's Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Receipt Of Employee Complaints

o Employees with concerns regarding Accounting Matters may report their concerns to the President or the Audit Committee of the Company.

o Employees may forward complaints on a confidential or anonymous basis to the Audit Committee through regular mail to:

Mr. Robert Walker 2883 5th Avenue Huntington, WV 25702


Mr. E.V. Holder Holder and Lykins 407-409 2nd Street Vanceburg, KY 41179

Mr. Keith Molihan Community Action
PO Box 517
Ironton, OH  45638

Mr. Ed Burns CJ Hughes Construction, Inc. 75 West 3rd Avenue Huntington, WV
25701

o Any employee complaints received by management of the Company shall be promptly forwarded to the Audit Committee.

Complaint Procedure

All mailed complaints shall be forwarded in a sealed envelope addressed either to the Chairman of the Audit Committee or the President, containing another envelope labeled with a legend such as: "To be opened by the Audit Committee only. Being submitted pursuant to the "whistle blower policy" adopted by the Audit Committee." If an employee would like to discuss any matter with the Audit Committee, the employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate.

Scope Of Matters Covered By These Procedures

These procedures relate to employee complaints relating to any questionable accounting or auditing matters, including, without limitation, the following:

o Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company.

o Fraud or deliberate error in the recording and maintaining of financial records of the Company;

o Deficiencies in or noncompliance with the Company's internal accounting controls;

o Misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

o Deviation from full and fair reporting of the Company's financial condition.




Treatment of Complaints

o Upon receipt of a complaint, the Audit Committee will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

o Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by legal counsel, Internal Audit or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

o Prompt and appropriate corrective action will be taken when and as warranted in the judgement of the Audit Committee.

o The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Reporting and Retention of Complaints and Investigations

The Audit Committee will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company's document retention policy, but in all events for a period of not less than seven (7) years.

Non-Retaliation

Premier prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct. However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, we may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.

IV.      AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended or modified by the Board of Directors of Premier. Waivers of this Code may only be granted on the recommendation of the Board of Directors or a committee of the Board with specific delegated authority. Waivers with respect to officers or directors will be disclosed to shareholders as required by the Securities Exchange Act of 1934 and the rules thereunder and any applicable rules of self- regulatory organizations.

V.       CONCLUSION

This Code is an attempt to point all of us at Premier in the right direction, but no document can achieve the level of principled compliance that we are seeking. In reality, each of us must strive every day to maintain our awareness of these issues and to comply with the Code's principles to the best of our abilities. We must always ask:

        Does it feel right?

        Is this action ethical in every way?

        Is this action in compliance with the law?

        Could my actions create an appearance of impropriety?

        Am I trying to fool anyone, including myself, about the propriety of this action?

We cannot expect perfection, but we do except good faith. If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures. We hope that you agree that the best course of action is to be honest, forthright and loyal at all times.






Revised November 2003